SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 16, 2011

SupportSave Solutions, Inc.
(Exact name of registrant as specified in its charter)

NV	333-143901	98-0534639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11132 Ventura Blvd, Ste #420, Studio City, CA	91604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  925-304-4400

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.02     Termination of a Material Definitive Agreement.

On February 16, 2011, we provided written notice to our President, Mr. Joseph Duryea, that his employment with our company pursuant to his Employment Agreement, dated as of January 22, 2010, was terminated for “Cause” as defined in Section 10(C)(iii) of the Employment Agreement.

The Employment Agreement provides that Mr. Duryea was to be paid a base salary of $150,000 per annum, certain fringe benefits, and 2,380,000 shares of our common stock, which vest at scheduled timeframes and upon achieving certain market capitalization milestones.

The Employment Agreement provides for payment of compensation accrued through the date of termination upon Mr. Duryea’s termination for “Cause.” We intend to compensate Mr. Duryea according to the terms of the Employment Agreement.

On February 17, 2011, we received an email from Mr. Duryea that contained a letter attachment dated February 15, 2011, providing notice that Mr. Duryea is resigning effective March 15, 2011 for “Good Reason” as defined in the Employment Agreement.  As a result, there may be disputed issues in connection with the termination of Mr. Duryea’s employment and whether he is entitled to “Severance” as defined in the Employment Agreement.

A copy of the Employment Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on January 25, 2010, and is incorporated herein by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

SECTION 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.02 above is herein incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SupportSave Solutions, Inc.

/s/ Christopher Johns
Christopher Johns
Chief Executive Officer

Date: February 22, 2010